EXHIBIT 4.127
ASSIGNMENT OF BANK ACCOUNTS
dated 2 December 2009
between
SIG COMBIBLOC PROCUREMENT AG
as Assignor
and
THE BANK OF NEW YORK MELLON
acting as Collateral Agent under the First Lien Intercreditor Agreement for itself and for the benefit and for the account of the Secured Parties as Assignee
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS ASSIGNMENT OF BANK ACCOUNTS effective as of the Effective Date (as defined in Clause 2. below) and entered BETWEEN
(1)	SIG Combibloc Procurement AG, a company limited by shares incorporated under the laws of Switzerland, having its registered office at Laufengasse 18, CH-8212 Neuhausen am Rheinfall, Switzerland and registered in the Commercial Register of the Canton of Schaffhausen with the federal register number CH-290.3.016.591-1 (the “Assignor”) on the one part; and
(2)	The Bank of New York Mellon acting under the First Lien Intercreditor Agreement (as defined below) as Collateral Agent for itself and for the benefit and for the account of the Secured Parties (as defined below) (the “Collateral Agent” or the “Assignee”) on the other part.
RECITALS
(A)	Pursuant to a credit agreement dated November 5, 2009 made between inter alia Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KG aA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time (the “Credit Agreement”) certain facilities were made available on the terms and conditions thereof.
(B)	Pursuant to a senior secured note indenture dated November 5, 2009 among inter alia the Issuers (as defined below), the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time (the “Senior Secured Note Indenture”), certain senior secured notes were issued to certain noteholders on the terms and conditions thereof.
(C)	Pursuant to a first lien intercreditor agreement dated November 5, 2009 among The Bank of New York Mellon as Collateral Agent (as defined therein) and as Trustee (as defined in the Senior Secured Note Indenture) and Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as Administrative

Agent (as defined in the Credit Agreement), as amended, novated, supplemented, restated or modified from time to time (the “First Lien Intercreditor Agreement”), The Bank of New York Mellon was appointed Collateral Agent (as defined therein) with regard to, among other things, the acquisition, holding and enforcement of Liens on Collateral (both as defined in therein).
(D)	On or around the date hereof, the Credit Agreement, the Senior Secured Note Indenture and the First Lien Intercreditor Agreement were supplemented by means of a guarantor joinder to the Credit Agreement (which also provides for the accession of the Assignor to the First Lien Intercreditor Agreement) and a supplemental indenture to the Senior Secured Note Indenture, executed by the Assignor.
(E)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for itself and for the benefit and for the account of the Secured Parties (as defined below) pursuant to the relevant provisions of the First Lien Intercreditor Agreement.
(F)	Pursuant to the Principal Finance Documents (as defined below) the parties enter into this Agreement in order to secure the performance of the Secured Obligations (as defined below).
NOW IT IS AGREED as follows:
1.	DEFINITIONS AND CONSTRUCTION
(a)	In this Agreement, unless the context otherwise requires or unless otherwise defined or provided for in this Agreement, a term defined in the First Lien Intercreditor Agreement shall have the same meaning in this Agreement and in any notice given under this Agreement. In addition, the following words and expressions shall have the respective meanings ascribed to them:
“Account Bank” means each and any custodian of the Secured Assets held by the Assignor in any Bank Account.
“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning it is given in the Credit Agreement shall prevail.

“Agreement” means this assignment of bank accounts.
“Assignment” means the assignment of the “Secured Assets” (as defined below) as constituted by this Agreement.
“Bank Account” means each Assignor’s bank account set opposite its name in Schedule 1 (and any renewal or redesignation thereof) and any other future bank account which is subject to Swiss law and opened by the Assignor with an Account Bank, which are subject to the Assignment created hereunder.
“Collateral Agent” shall mean The Bank of New York Mellon in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement and its successors and permitted assigns in such capacity.
“Enforcement Event” means any “Event of Default” under and as defined in the Credit Agreement and/or the Senior Secured Note Indenture, as the context requires, provided that any notice, lapse of time or other condition precedent to the occurrence of such Event of Default in the relevant instrument shall have been satisfied.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent (as defined below) and the Applicable Representative as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.
“Issuers” shall mean the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.
“Lien” has the meaning it is given in the First Lien Intercreditor Agreement.
“Loan Documents” shall mean the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other documents designated by the Loan Parties’ Agent and the Applicable Representative as a Loan Document.
“Loan Parties” shall mean the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.
“Loan Parties’ Agent” shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Parallel Obligations” means the independent obligations of any of the Loan Parties arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Loan Party to the other Secured Parties (or any of them) under the Loan Documents.
“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture and the Intercreditor Arrangements.
“SchKG” means the Swiss federal statute on debt collection and bankruptcy (“Bundesgesetz über Schuldbetreibung und Konkurs”) dated 11 April 1889, as amended from time to time, carrying the official designation SR 281.1
“Secured Assets” means (a) all and any money, currencies, cash, securities (including but not limited to shares, bonds or derivatives), fiduciary deposits, precious metals or any other valuables or assets which at present or in the future are held in any Bank Account and each and any actual, contingent, present and/or future right, entitlement, claim or benefit including the right to recovery of possession, to or over all said assets held in that Bank Account, (b) any present and future accessories which attach or will attach to any of the above mentioned assets, including interests, dividends, coupons, subscription rights, new shares, bonuses, distributions and options, and all proceeds of all operations and transactions involving the above mentioned assets, whether such proceeds are cash or securities and (c) any claims or rights of the Assignor against the Account Bank, arising in connection with the Bank Account.
“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents including in particular, but not limited to, the Parallel Obligations together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other documents evidencing or securing any such liabilities provided always that the Assignor (A) shall only be liable under this Agreement or any other Loan Document (including, for the avoidance of doubt, any restructuring of the Assignor’s rights of set-off and/or subrogation and its duties to subordinate claims) in relation to obligations (other than obligations under the Loan Documents of (y) the Assignor (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under a Local Facility Agreement (as defined in the Credit Agreement), (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Assignor is a beneficiary of the

Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the Senior Secured Note Indenture have been made available to the Assignor, up to such proceeds and (z) a direct or indirect subsidiary of the Assignor (the “Assignor’s Subsidiary”) (i) incurred as Borrower under the Credit Agreement, (ii) incurred as borrower under a Local Facility Agreement (as defined in the Credit Agreement), (iii) incurred as a party to and beneficiary under any Hedging Agreement (as defined in the Credit Agreement), (iv) owed as Cash Management Obligations, provided the Assignor’s Subsidiary is a beneficiary of the Cash Management Services causing such Cash Management Obligations (all as defined in the Credit Agreement), (v) incurred as a party to and beneficiary under any Additional Agreement or (vi) to the extent certain proceeds of the Senior Secured Note Indenture have been made available to the Assignor’s Subsidiary, up to such proceeds) to the extent such obligations do not constitute a repayment of capital (Einlagerueckgewaehr), a violation of the legally protected reserves (gesetzlich geschuetzte Reserven) or a payment of a (constructive) dividend prohibited by the Swiss Federal Code of Obligations by the Assignor and in the maximum amount of its profits available for the distribution of dividends at the point in time the Assignor’s obligations fall due (being the balance sheet profits and any free reserves made for this purpose, in each case in accordance with the relevant Swiss law); (B) pass for such payments shareholder’s resolutions for the distribution of dividends in accordance with the relevant provisions of the Swiss Federal Code of Obligations being in force at that time (currently the profits available for the distribution of dividends as described above must be determined based on an audited balance sheet and such shareholders’ resolution must be based on a report from the Assignor’s auditors approving the proposed distribution of dividends); and (C) deduct from such payments Swiss Anticipatory Tax (withholding tax) at the rate of 35% (or such other rate as in force from time to time) and subject to any applicable double taxation treaty and/or agreements entered into with the Swiss Federal Tax administration:
(i)	pay such deduction to the Swiss Federal Tax Administration; and
(ii)	give evidence to the respective Secured Party beneficiary or Secured Parties beneficiaries (as the same may be) of such deduction in accordance with Section 2.20 of the Credit Agreement (Taxes) and Section 4.15 of the Senior Secured Note Indenture (Withholding Taxes);
(iii)	but if such a deduction is made, not be obliged to gross-up pursuant to Section 2.20 of the Credit Agreement (Taxes) and Section 4.15 of the Senior Secured Note Indenture (Withholding Taxes) to the extent that such gross-up would result in the aggregate amounts paid to the Secured Parties beneficiaries and the Swiss Federal Tax administration exceeding the maximum amount of its profits available for the distribution of dividends.
“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement. Each entity or person that becomes a Secured Party after the date of this Agreement shall be a Secured Party under this Assignment.
(b)	Reference to a person in this Agreement includes its successors and assigns including, without limitation, any successor or assignee of the Assignor by way of merger, amalgamation, novation or otherwise.
2.	EFFECTIVE DATE
This Agreement shall be effective as of the date set forth on its front page (the “Effective Date”).
3.	ASSIGNMENT
(a)	As continuing security for the payment of the Secured Obligations and until this Agreement shall be released in accordance with Clause 15 hereof, the Assignor agrees to assign and assigns as of the Effective Date the Secured Assets to the extent that they are legally and contractually assignable pursuant to articles 164 et seq. of the Swiss Federal Code of Obligations and/or transfers title by way of security (“Sicherungsübereignung”) to the Secured Assets, as the case may be, to the Collateral Agent.
(b)	As soon as reasonably practicable upon receipt of a signed notice from the Collateral Agent, substantially in the form set out in Schedule 2, the Assignor shall countersign and send each notice to such Account Bank informing it of this Assignment. Thereafter, the Assignor shall use all reasonable endeavours to procure either that the Account Banks acknowledge the notice or if the Account Banks require the conclusion of a tripartite agreement, that each tripartite agreement is signed by the Assignor and the Account Banks.
(c)	The Collateral Agent as of the Effective Date grants to the Assignor the power of attorney to use any balance on any Bank Account and to deal with the account in any manner (including the disposal of or closing of any Bank Account if permitted by the Principal Finance Documents) freely and without restrictions in accordance with the terms and conditions of the Principal Finance Documents and of this Agreement provided no Enforcement Event has occurred and is continuing.
4.	PRESERVATION OF SECURITY
(a)	The security constituted by this Assignment shall be continuing and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in part (whether in respect of this Assignment, any other security or otherwise).
(b)	Subject to Clause 15, the obligations of the Assignor hereunder shall not be affected by any act, omission or circumstances which, but for this provision, might operate to release or otherwise exonerate the Assignor from its obligations hereunder or affect such obligations including without limitation and whether or not known to the Assignor or the Assignee:
(i)	any time, waiver or concession granted to or composition with the Assignor or any other party to the Loan Documents;

(ii)	the taking, variation, extension, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any terms of the Loan Documents or any rights or remedies against, or securities granted by the Assignor or by any party to the Loan Documents;

(iii)	any irregularity, invalidity or unenforceability of any obligations of the Assignor or any party to the Loan Documents or any present or future law or order of any government or authority (whether of right or in fact) purporting to reduce or otherwise affect any of such obligations to the intent that the Assignor’s obligations under this Assignment and this security shall remain in full force and this Assignment shall be construed accordingly as if there were no such irregularity, unenforceability, invalidity, law or order; and

(iv)	any legal limitation, disability, incapacity or other circumstances, including bankruptcy, insolvency, liquidation, administrative or other receivership, relating to the Assignor or any party to the Loan Documents or any other person or any amendment to or variation of the terms of the Loan Documents or any other document or security.

(c)	Provided an Enforcement Event has occurred and is continuing, the Assignor waives (i) its right of objection pursuant to Art. 41 SchKG of first requiring the Collateral Agent to enforce and realise the Secured Assets subject of this Assignment and (ii) any right it may have of first requiring the Collateral Agent to enforce any guarantee, pledge or other security before enforcing and realising this Agreement.
(d)	This Assignment shall be cumulative, independent of, in addition to and shall not in any way be prejudiced by any other assignment or other security or guarantee as of the Effective Date or thereafter held by the Collateral Agent or any other Secured Party with respect to any Secured Obligations. None of such other securities shall prejudice, or be prejudiced by, or shall be merged in any way with this Agreement.
5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
(a)	The Assignor warrants and represents to the Collateral Agent that as of the Effective Date with reference to the facts and circumstances then existing and subject to the provisions of the Principal Finance Documents:
(i)	the representations and warranties made by the Assignor as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.07 (Title to Properties; Possession Under Leases), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements) and 3.19(d) (Security Documents) of the Credit Agreement, are true and accurate as regards the Assignor and this Agreement, subject to limitations on representations and warranties in the Principal Finance Documents.

(ii)	Except as permitted by the Loan Documents and the Intercreditor Arrangements, the Assignor is and will remain, for the lifetime of this Agreement, the sole beneficial owner of the respective Bank Account.
(b)	The Assignee acknowledges that the Account Banks have pledges and rights of set-off based upon the general terms and conditions of the Account Banks applicable to the respective Bank Account.
6.	ENFORCEMENT AND APPLICATION OF PROCEEDS
(a)	If an Enforcement Event has occurred and is continuing, the Collateral Agent, acting for itself and for the benefit and for the account of the Secured Parties, shall be entitled, but not obliged, to exercise immediately all the rights and powers conferred to it under or pursuant to this Assignment and in particular without notice to the Assignor (i) to inform the Account Bank of the revocation of the power of attorney granted to the Assignor pursuant to Clause 3(c) hereof and instruct the Account Bank to make no payments without the express consent of the Collateral Agent as set forth in Schedule 3 (ii) to require payment of any amounts standing to the credit of any Bank Account or to realize any of the Secured Assets by private sale (“Private Verwertung”), as, in its sole and absolute discretion, is necessary or appropriate to cover the Secured Obligations and to apply the net proceeds in settlement of all the Secured Obligations, including, but not limited to, principal, contractual and penalty interests, commissions, charges and costs in accordance with the terms of the Principal Finance Documents. Any surplus following satisfaction of the Secured Obligations shall be paid by the Collateral Agent to the Assignor, or to a third party, as directed in writing by the Assignor, for no consideration.
(b)	The Assignor agrees with the Collateral Agent that if an Enforcement Event has occurred and is continuing:
(i)	the Account Bank may follow the instructions given by the sole Collateral Agent pursuant to Clause 6(a) hereof, the Assignor waiving any objections on its part vis-à-vis the Account Bank to follow such instructions; and
(ii)	the Assignor will do or permit to be done each and every act or thing which the Collateral Agent may from time to time reasonably require to be done for the purpose of enforcing the Collateral Agent’s rights under this Assignment and will allow its name to be used as and when reasonably required by the Collateral Agent for that purpose.
7.	FURTHER ASSURANCE
Subject to the Agreed Security Principles, the Assignor shall, at its own expense promptly do (or as the case may be, refrain from doing) all acts and execute all such documents necessary or advisable to comply and to allow for the Company to comply with its obligations under Section 5.12 (Further Assurances) of the Credit Agreement.
8.	WAIVERS, REMEDIES CUMULATIVE
(a)	The rights, powers and remedies provided in this Assignment are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise.

(b)	No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any of its respective rights, powers and remedies provided by this Agreement or by law (collectively the “Rights”) shall operate as a waiver thereof, nor shall any single or partial waiver of any of the Rights preclude any further or other exercise of that one of the Rights concerned or the exercise of any other of the Rights.
9.	INDEMNITY
To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Assignor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Assignor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Secured Assets.
10.	NO LIABILITY
None of the Collateral Agent, its nominee(s) or delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Secured Assets or (c) the taking possession or realisation of all or any part of the Secured Assets, except to the extent provided in the Principal Finance Documents.
11.	POWER OF ATTORNEY
(a)	The Assignor by way of security and in order to more fully secure the performance of its obligations hereunder appoints the Collateral Agent to be its attorney acting severally, and on its behalf and in its name or otherwise to do all acts and things and to sign, execute, deliver, perfect and do all deeds, instruments, documents, acts and things which are required for carrying out any obligation imposed on the Assignor by or pursuant to this Assignment for enabling the Collateral Agent to exercise, or delegate the exercise of, its respective powers and authorities conferred on it by or pursuant to this Agreement or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Assignor under this Clause if:

(i)	an Enforcement Event has occurred and is continuing; and/or
(ii)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and /or the Assignor that the Assignor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Assignor) and being requested to comply.
(b)	The Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Assignor under this Clause 11 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
(c)	The Assignor ratifies and confirms and agrees to ratify and confirm any and all acts carried out by the Collateral Agent in the proper exercise of the powers conferred on it pursuant to Clause 11(a) above.
12.	NOTICES
(a)	Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by fax, hand delivery or mail.
(b)	Without prejudice to any other method of service of notices and communications provided by law, any notice or other communication to be given by one party to another under this Agreement shall (unless one party has by 5 days’ notice to the other party specified another address) be given to that other party, in the case of the Assignor and the Collateral Agent, at the respective addresses given in section (c) below and shall be effective only when received.
(c)	The addresses are:
(i)	the Assignor:

SIG Combibloc Procurement AG Laufengasse 18 CH-8212 Neuhausen am Rheinfall

Fax: +41 52 674 65 74

Attention: head of legal corporate

with copy to:
Rank Group Limited Level 9 148 Quay St. Auckland, 1140 New Zealand Fax: +64 (0) 9 366 6263 c/o: Helen Golding

(ii)	the Collateral Agent:

The Bank of New York Mellon 101 Barclay Street, 4E New York, N.Y. 10286 Attn: International Corporate Trust Phn: (212) 298-1528

Fax: (212) 815-5366

(iii)	the Trustee:

The Bank of New York Mellon 101 Barclay Street, 4E New York, N.Y. 10286 Attn: International Corporate Trust Phn: (212) 298-1528

Fax: (212) 815-5366

(iv)	the Administrative Agent:

Credit Suisse AG

Agency Manager, One Madison Avenue, New York, NY 10010, USA Fax : 212-322-2291, Email: agency.loanops@credit-suisse.com
13.	THE COLLATERAL AGENT
(a)	The parties acknowledge that the Collateral Agent acts in its capacity as Collateral Agent (as defined in the First Lien Intercreditor Agreement). For Swiss Law purposes, the Collateral Agent shall be deemed to act for the benefit and for the account of each of the Secured Parties for the purposes of this Agreement, without any prejudice to the rights and duties laid upon the Collateral Agent under the laws applicable to the Loan Documents.

(b)	The Collateral Agent shall have a full and unfettered right to assign or otherwise transfer the whole or any part of the benefit of this Agreement to any person to whom all or any part of its rights, benefits and obligations under the Loan Documents are assigned or transferred in accordance with the provisions of the Loan Documents. The Collateral Agent shall be entitled to disclose any information concerning this Agreement to any such assignee or successor or any participant or proposed assignee, successor or participant subject to the provisions of the Loan Documents.
14.	SEVERABILITY OF PROVISIONS
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the terms of a jurisdiction, such illegality invalidity or unenforceability shall neither (i) affect or impair the remaining provisions of this Agreement, nor (ii) affect or impair the legality, validity or enforceability of such provisions in any other jurisdiction.
15.	RELEASE
(a)	The security constituted by this Agreement shall be released and reassigned and cancelled:
(i)	by the Collateral Agent (acting on the instruction of the Applicable Representative) at the request and cost of the Assignor, (a) upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Assignor or any other person under any of the Loan Documents, (b) upon the Assignor ceasing to be a Grantor or (c) upon the Assignor entering into a separate assignment agreement that comprises the Assignment under this Agreement; or

(ii)	in accordance with, and to the extent required by the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Swiss law).
(b)	Subject to the terms of the Loan Documents, any Secured Assets so to be released and reassigned shall be delivered net of any transfer taxes or other expenses in connection with such release and reassignment. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to any Secured Assets so released and reassigned except that such Secured Assets are free and clear on the date of the reassignment, of any security arising from the Collateral Agent’s and the Secured Parties’ acts.
16.	AMENDMENTS
To the extent permitted under the Principal Finance Documents, changes and amendments to this Agreement, including this Clause, shall be made in writing and signed by all parties thereto.
17.	NON-ASSIGNMENT/DELEGATION
(a)	The rights, interests and obligations of the Assignor under this Assignment are personal to it. Accordingly, they are not capable of being assigned, transferred or delegated in any manner. The Assignor undertakes that it shall not at any time assign or transfer, or attempt to assign or transfer, any of its rights, interests or obligations under or in respect of this Assignment to any person.
(b)	Notwithstanding the above and subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Swiss law), the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent itself.
18.	GOVERNING LAW AND JURISDICTION
(a)	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland (without regard to the International Private Law provisions thereof).
(b)	Any and all litigation to which this Assignment may give rise shall be subject to the exclusive jurisdiction of the competent authorities and the Commercial Court of the Canton of Zurich (“Handelsgericht”), with reservation of the right of appeal to the Swiss Federal Court in Lausanne. The Parties submit to the jurisdiction of said authorities and Courts.

19.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

SIG Combibloc Procurement AG, by

/s/ Mark Dunkley	/s/ Philip West

The Bank of New York Mellon, by

/s/ Maskim Genkin
Maksim Genkin
Assistant Treasurer

SCHEDULE 1
List of Bank Accounts
UBS AG

Bank:
Account Holder:	SIG Combibloc Procurement AG
Address of the Account Holder:	Laufengasse 18

CH-8212 Neuhausen am Rheinfall

Swift Code of the Bank:	UBSWCHZH80A
BC-Code of the Bank:	230
Address of the Bank:	UBS AG
Europastrasse 1
CH-8152 Opfikon

Currency	Account Number	IBAN Number
CHF	[ ]	[ ]

SCHEDULE 2
Notice To:
UBS AG
Europastrasse 1
CH-8152 Opfikon

Re:	SIG Combibloc Procurement AG, Account nbr. [ ], currency CHF
(the “Bank Accounts”)
WHEREAS
SIG Combibloc Procurement AG has entered into an agreement to assign the Bank Accounts (including any renewal or redesignation thereof) on or about 2 December 2009 (the “Assignment”) with The Bank of New York Mellon, in its capacity as Collateral Agent as defined in the Assignment pursuant to which we have assigned by way of security pursuant to art. 164 and ff. of the Swiss Federal Code of Obligations and transferred title for security, as the case may be, all the amounts standing to the credit of the Bank Accounts together with all other investments, securities, fiduciary deposits and other assets as well as all rights, entitlements, claims over or to said assets deposited in the Bank Accounts (the “Secured Assets” as defined in the Assignment).
THEREFORE
(i)	We inform you that under the Assignment, The Bank of New York Mellon has authorized SIG Combibloc Procurement AG, subject to revocation upon the security constituted by the Assignment being enforceable in accordance with its terms, to dispose of and otherwise freely use the Secured Assets held in the Bank Accounts.

(ii)	The revocation of the power of attorney mentioned hereinabove under (i) shall be made by The Bank of New York Mellon by registered mail or fax (confirmed by registered mail) to the following address:

UBS AG, Europastrasse 1, CH-8152 Opfikon, Attn. Daniel Cottini, Fax no ++41 (0)44 239 54 14

Upon revocation of the power of attorney, you may only validly discharge your obligation in respect of the Secured Assets held in the Bank Accounts by payment to The Bank of New York Mellon.

(iii)	We instruct you to provide to The Bank of New York Mellon, upon its request, any copy of copies of all instructions, statements, transfers, correspondence in relation to the Bank Accounts

We will kindly ask you to return to us the acknowledgement set forth below:
Date: 2 December 2009
SIG Combibloc Procurement AG:

Mark Dunkley	Philip West

Date: 2 December 2009
The Bank of New York Mellon:
Maksim Genkin
Assistant Treasurer

We, UBS AG have taken due note of the above notice and in particular that SIG Combibloc Procurement AG as holder of the Bank Accounts in our books has assigned all present and future claims against our Bank to The Bank of New York Mellon.
We have taken due note that SIG Combibloc Procurement AG, as account holder, may forthwith only dispose of and otherwise freely use the Secured Assets held in the Bank Accounts only with The Bank of New York Mellon’s authorization, as Assignee. In the notice, The Bank of New York Mellon has given us such authorization for the Bank Accounts until revocation.
Date: ___________
UBS AG:

SCHEDULE 3
Notice
Dear Sirs,
Re: Accounts nb [•] (hereinafter the “Bank Account”)
We refer to our prior letter dated [•] and to your acknowledgement in relation thereto.
This is to inform you that we, The Bank of New York Mellon, in our capacity of Collateral Agent have revoked the power of attorney granted to SIG Combibloc Procurement AG on the Bank Account.
From now on, you may only validly discharge your obligation in relation to the Bank Account by payments in our favour pursuant to our instructions.
Thus signed this [•] in [•]
The Bank of New York Mellon, by